News from Xerox

For Immediate Release

Xerox Reports Fourth-Quarter 2014 Earnings

—	GAAP EPS from continuing operations of 26 cents
—	Adjusted EPS of 31 cents
—	Revenue of $5 billion, 54 percent from Services
—	Operating margin of 10.4 percent, up one percentage point year-over-year
—	Cash flow from operations of $2.06 billion for full-year 2014
—	Share repurchases of $1.07 billion for full-year 2014
—	Quarterly cash dividend increase to 7 cents per share

NORWALK, Conn., Jan. 30, 2015 – Xerox (NYSE: XRX) announced today fourth-quarter 2014 adjusted earnings per share of 31 cents. Adjusted EPS excludes 5 cents related to the amortization of intangibles, resulting in GAAP EPS from continuing operations of 26 cents.

As previously reported, these results reflect the pending sale of the company’s ITO business to Atos, and the related presentation of the ITO business as a discontinued operation.

In the fourth quarter, total revenue of $5.0 billion was down 3 percent or 1 percent in constant currency. Revenue from the company’s Services business, which represented 54 percent of total revenue, was $2.7 billion, up 1 percent or 3 percent in constant currency. Services margin was 9.8 percent.

Revenue from the company’s Document Technology business, which represented 43 percent of total revenue, was $2.2 billion, down 8 percent or 6 percent in constant currency. Document Technology margin was 14.4 percent.

“We delivered strong profit and cash in the fourth quarter,” said Ursula Burns, chairman and chief executive officer. “Services revenue growth improved and margin expanded both sequentially and year-over-year. This is an indication that our plan is delivering positive results. Total contract signings increased 20 percent, driven by renewals. We continue to lead in Document Technology, where we are executing well and where we expanded profit year-over-year.”

“We’re encouraged by these results, which demonstrate our ability to win in segments where Xerox is uniquely differentiated like healthcare, graphic communications and transportation,” Burns added.

Fourth-quarter operating margin of 10.4 percent was up one percentage point over the same quarter a year ago. Gross margin was 32.1 percent, and selling, administrative and general expenses were 18.7 percent of revenue.

Exhibit 99.1

Xerox Corporation

45 Glover Avenue

P.O. Box 4505

Norwalk, CT   06856-4505

tel    +1-203-968-3000

Xerox generated $857 million in cash flow from operations during the fourth quarter and $2.06 billion for the year. Xerox ended 2014 with a cash balance of $1.4 billion. The company repurchased $341 million in stock in the quarter and $1.07 billion for the full-year.

The Xerox Board of Directors increased the company’s quarterly cash dividend by 12 percent to 7 cents per share, beginning with the dividend payable on April 30, 2015.

For first-quarter 2015, Xerox expects GAAP earnings per share of 16 to 18 cents and adjusted EPS of 20 to 22 cents.

Xerox 2015 adjusted earnings per share guidance is $1.00 to $1.06, reflecting a 5 cent per share impact of recent shifts in currency rates, specifically the weakening of the Euro. Xerox expects full-year GAAP earnings per share from continuing operations of $0.83 to $0.89.

As a result of the ITO divestiture and recent shifts in currency rates, Xerox 2015 guidance for cash flow from operations is $1.7 to $1.9 billion and free cash flow is $1.3 to $1.5 billion, reflecting a negative $200 million impact to cash flow from operations and a negative $100 million impact to free cash flow. Xerox expects to offset the impact from the ITO sale on free cash flow by 2016.

Full-year 2014 results include:

—	GAAP EPS from continuing operations of 90 cents, adjusted EPS of $1.07
—	Total revenue of $19.5 billion; $10.6 billion from Services, $8.4 billion from Document Technology
—	Operating margin of 9.6 percent
—	Operating cash flow of $2.06 billion
—	Net income from continuing operations of $1.1 billion, adjusted net income of $1.3 billion
—	Share repurchases of $1.07 billion

About Xerox

Xerox is a global business services, technology and document management company helping organizations transform the way they manage their business processes and information. Headquartered in Norwalk, Conn., we have more than 140,000 Xerox employees and do business in more than 180 countries. Together, we provide business process services, printing equipment, hardware and software technology for managing information — from data to documents. Learn more at www.Xerox.com.

Non-GAAP Measures:

This release refers to the following non-GAAP financial measures:

—	Adjusted EPS (earnings per share) for the fourth quarter and full-year 2014 as well as for the first quarter and full-year 2015 guidance which excludes the amortization of intangible assets.
—	Adjusted net income for the full-year 2014 which excludes the amortization of intangible assets.
—	Operating margin for the fourth quarter and full-year 2014 which excludes certain expenses.
—	Constant Currency revenue growth for the fourth quarter 2014 which excludes the effects of currency translation.
—	Free cash flow for the full-year 2015 which includes the impact of capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to Xerox, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; service interruptions; interest rates, cost of borrowing and access to credit markets; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 and our 2013 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

On December 18, 2014, Xerox Corporation announced that it had entered into an agreement to sell its Information Technology Outsourcing (“ITO”) business to Atos S.E. The transaction is subject to customary closing conditions and regulatory approval and is expected to close in the first half of 2015. As a result of the pending sale of the ITO business, and having met applicable accounting requirements, Xerox will report the ITO business as a discontinued operation. The forward looking statements contained in this release are subject to the risk that the sale of the ITO business may not occur on the terms, within the time and/or in the manner as previously disclosed, if at all.

Media Contacts:

Karen Arena, Xerox, +1-732-407-8510, karen.arena@xerox.com

Ben Rand, Xerox, +1-585-831-2088, benjamin.rand@xerox.com

Investor Contacts:

Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com

Troy Anderson, Xerox, +1-203-849-5217, troy.anderson@xerox.com

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Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
(in millions, except per-share data)	2014	2013	% Change	2014	2013	% Change

Revenues
Sales	$1,414	$1,519	(7%)	$5,288	$5,582	(5%)
Outsourcing, maintenance and rentals	3,526	3,569	(1%)	13,865	13,941	(1%)
Financing	93	119	(22%)	387	483	(20%)

Total Revenues	5,033	5,207	(3%)	19,540	20,006	(2%)

Costs and Expenses
Cost of sales	885	980	(10%)	3,269	3,550	(8%)
Cost of outsourcing, maintenance and rentals	2,499	2,523	(1%)	9,885	9,808	1%
Cost of financing	33	38	(13%)	140	163	(14%)
Research, development and engineering expenses	150	153	(2%)	577	603	(4%)
Selling, administrative and general expenses	942	1,023	(8%)	3,788	4,073	(7%)
Restructuring and asset impairment charges	36	55	(35%)	128	115	11%
Amortization of intangible assets	83	76	9%	315	305	3%
Other expenses, net	57	33	73%	232	146	59%

Total Costs and Expenses	4,685	4,881	(4%)	18,334	18,763	(2%)

Income before Income Taxes & Equity Income(1)	348	326	7%	1,206	1,243	(3%)
Income tax expense	78	67	16%	259	253	2%
Equity in net income of unconsolidated affiliates	41	43	(5%)	160	169	(5%)

Income from Continuing Operations	311	302	3%	1,107	1,159	(4%)
(Loss) income from Discontinued Operations, net of tax	(149)	9	*	(115)	20	*

Net Income	162	311	(48%)	992	1,179	(16%)

Less: Net income attributable to noncontrolling interests	6	5	20%	23	20	15%

Net Income Attributable to Xerox	$156	$306	(49%)	$969	$1,159	(16%)

Amounts attributable to Xerox:
Net Income from continuing operations	$305	$297	3%	$1,084	$1,139	(5%)
Net (loss) Income from discontinued operations	(149)	9	*	(115)	20	*

Net Income attributable to Xerox	$156	$306	(49%)	$969	$1,159	(16%)

Basic Earnings per Share:
Continuing Operations	$0.26	$0.24	8%	$0.92	$0.91	1%
Discontinued Operations	(0.13)	0.01	*	(0.10)	0.02	*

Total Basic Earnings per Share	$0.13	$0.25	(48%)	$0.82	$0.93	(12%)

Diluted Earnings per Share:
Continuing Operations	$0.26	$0.23	13%	$0.90	$0.89	1%
Discontinued Operations	(0.13)	0.01	*	(0.09)	0.02	*

Total Diluted Earnings per Share	$0.13	$0.24	(46%)	$0.81	$0.91	(11%)

* Percent change not meaningful.

(1) Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Statements of Comprehensive (Loss) Income (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2014	2013	2014	2013

Net Income	$162	$311	$992	$1,179
Less: Net income attributable to noncontrolling interests	6	5	23	20

Net Income Attributable to Xerox	156	306	969	1,159

Other Comprehensive (Loss) Income, Net:
Translation adjustments, net	(333)	(7)	(734)	(185)
Unrealized (losses) gains, net	(17)	(7)	15	-
Changes in defined benefit plans, net	(581)	511	(662)	632

Other Comprehensive (Loss) Income, Net	(931)	497	(1,381)	447
Less: Other comprehensive loss, net attributable to noncontrolling interests	-	(1)	(1)	(1)

Other Comprehensive (Loss) Income, Net Attributable to Xerox	(931)	498	(1,380)	448

Comprehensive (Loss) Income, Net	(769)	808	(389)	1,626
Less: Comprehensive income, net attributable to noncontrolling interests	6	4	22	19

Comprehensive (Loss) Income, Net Attributable to Xerox	$(775)	$804	$(411)	$1,607

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(in millions, except share data in thousands)	2014	2013

Assets
Cash and cash equivalents	$1,411	$1,764
Accounts receivable, net	2,652	2,929
Billed portion of finance receivables, net	110	113
Finance receivables, net	1,425	1,500
Inventories	934	998
Assets of discontinued operations	1,260	-
Other current assets	1,082	1,207

Total current assets	8,874	8,511
Finance receivables due after one year, net	2,719	2,917
Equipment on operating leases, net	525	559
Land, buildings and equipment, net	1,123	1,466
Investments in affiliates, at equity	1,338	1,285
Intangible assets, net	2,031	2,503
Goodwill	8,805	9,205
Other long-term assets	2,243	2,590

Total Assets	$27,658	$29,036

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,427	$1,117
Accounts payable	1,584	1,626
Accrued compensation and benefits costs	754	734
Unearned income	431	496
Liabilities of discontinued operations	371	-
Other current liabilities	1,509	1,713

Total current liabilities	6,076	5,686
Long-term debt	6,314	6,904
Pension and other benefit liabilities	2,847	2,136
Post-retirement medical benefits	865	785
Other long-term liabilities	498	757

Total Liabilities	16,600	16,268

Series A Convertible Preferred Stock	349	349

Common stock	1,124	1,210
Additional paid-in capital	4,283	5,282
Treasury stock, at cost	(105)	(252)
Retained earnings	9,491	8,839
Accumulated other comprehensive loss	(4,159)	(2,779)

Xerox shareholders’ equity	10,634	12,300
Noncontrolling interests	75	119

Total Equity	10,709	12,419

Total Liabilities and Equity	$27,658	$29,036

Shares of common stock issued	1,124,354	1,210,321
Treasury stock	(7,609)	(22,001)

Shares of common stock outstanding	1,116,745	1,188,320

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2014	2013	2014	2013

Cash Flows from Operating Activities:
Net income	$162	$311	$992	$1,179
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	356	346	1,426	1,358
Provision for receivables	(3)	37	53	123
Provision for inventory	6	13	26	35
Net loss (gain) on sales of businesses and assets	172	(31)	134	(45)
Undistributed equity in net income of unconsolidated affiliates	(14)	(7)	(91)	(92)
Stock-based compensation	15	12	91	90
Restructuring and asset impairment charges	37	56	130	116
Payments for restructurings	(30)	(29)	(133)	(136)
Contributions to defined benefit pension plans	(78)	(68)	(284)	(230)
Decrease (increase) in accounts receivable and billed portion of finance receivables	49	(19)	(436)	(576)
Collections of deferred proceeds from sales of receivables	102	111	434	482
Decrease (increase) in inventories	115	144	(22)	(38)
Increase in equipment on operating leases	(79)	(96)	(283)	(303)
(Increase) decrease in finance receivables	(92)	90	(10)	609
Collections on beneficial interest from sales of finance receivables	17	15	79	58
Decrease (increase) in other current and long-term assets	20	13	(159)	(145)
Increase (decrease) in accounts payable and accrued compensation	90	94	128	(29)
Increase (decrease) in other current and long-term liabilities	16	(16)	(64)	(50)
Net change in income tax assets and liabilities	14	30	142	125
Net change in derivative assets and liabilities	11	17	(14)	(11)
Other operating, net	(29)	(55)	(76)	(145)

Net cash provided by operating activities	857	968	2,063	2,375

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(91)	(93)	(368)	(346)
Proceeds from sales of land, buildings and equipment	11	34	54	86
Cost of additions to internal use software	(23)	(18)	(84)	(81)
Proceeds from sale of businesses	10	15	26	26
Acquisitions, net of cash acquired	(34)	-	(340)	(155)
Other investing, net	(2)	9	9	18

Net cash used in investing activities	(129)	(53)	(703)	(452)

Cash Flows from Financing Activities:
Net proceeds (payments) on debt	160	497	(175)	(434)
Common stock dividends	(71)	(71)	(289)	(272)
Preferred stock dividends	(6)	(6)	(24)	(24)
Proceeds from issuances of common stock	6	28	55	124
Excess tax benefits from stock-based compensation	3	3	18	16
Payments to acquire treasury stock, including fees	(341)	(524)	(1,071)	(696)
Repurchases related to stock-based compensation	(1)	(3)	(41)	(57)
Distributions to noncontrolling interests	(47)	(24)	(87)	(56)
Other financing	-	-	(10)	(3)

Net cash used in financing activities	(297)	(100)	(1,624)	(1,402)

Effect of exchange rate changes on cash and cash equivalents	(35)	1	(89)	(3)

Increase (decrease) in cash and cash equivalents	396	816	(353)	518
Cash and cash equivalents at beginning of period	1,015	948	1,764	1,246

Cash and Cash Equivalents at End of Period	$1,411	$1,764	$1,411	$1,764

Financial Review

On December 18, 2014, Xerox Corporation announced that it had entered into an agreement to sell its Information Technology Outsourcing (ITO) business to Atos S.E. (Atos). The transaction is subject to customary closing conditions and regulatory approval and is expected to close in the first half of 2015. As a result of the pending sale of the ITO business and having met applicable accounting requirements, Xerox is reporting the ITO business as a discontinued operation beginning with fourth quarter 2014. Prior period results have been revised to reflect this change. Refer to the “Discontinued Operations” section for further details.

Revenues

	Three Months Ended
	December 31,			% of Total Revenue
(in millions)	2014	2013	% Change	2014	2013

Equipment sales	$860	$969	(11%)	17%	19%
Annuity revenue	4,173	4,238	(2%)	83%	81%

Total Revenue	$5,033	$5,207	(3%)	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,414	$1,519	(7%)
Less: Supplies, paper and other sales	(554)	(550)	1%

Equipment Sales	$860	$969	(11%)

Outsourcing, maintenance and rentals	$3,526	$3,569	(1%)
Add: Supplies, paper and other sales	554	550	1%
Add: Financing	93	119	(22%)

Annuity Revenue	$4,173	$4,238	(2%)

Fourth quarter 2014 total revenues decreased 3% as compared to fourth quarter 2013, with a 2-percentage point negative impact from currency, and reflected the following:

—	Annuity revenue decreased 2% as compared to fourth quarter 2013, with a 2-percentage point negative impact from currency. Annuity revenue is comprised of the following:

¡	Outsourcing, maintenance and rentals revenue includes outsourcing revenue within the Services segment, and maintenance revenue (including bundled supplies) and rental revenue primarily within the Document Technology segment. The decrease of 1% was due to a decline in the Document Technology segment mostly offset by growth in the Services segment.
¡	Supplies, paper and other sales includes unbundled supplies and other sales, primarily within the Document Technology segment. The increase of 1% was due to modestly higher supplies demand as well as prior year channel inventory reductions.
¡	Financing revenue is generated from financed sale transactions primarily within the Document Technology segment. The decrease of 22% was driven by the fourth quarter 2013 $15 million pre-tax gain on finance receivable sales and a lower finance receivable balance due to lower originations from decreased equipment sales and prior period sales of finance receivables. See Sales of Finance Receivables section for further discussion.

Equipment sales revenue is reported primarily within our Document Technology segment and the Document Outsourcing business within our Services segment. Equipment sales revenue decreased 11% as compared to fourth quarter 2013, with a 2-percentage point negative impact from currency. The decline was driven by lower Eurasia sales due to economic instability, timing of large account sales and overall price declines that were within our historical range of 5% to 10%, as well as lower entry product sales primarily due to product launch timing.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income

Summary of Key Financial Ratios

The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended
	December 31,

	2014	2013	B/(W)

Total Gross Margin	32.1%	32.0%	0.1 pts.
RD&E as a % of Revenue	3.0%	2.9%	(0.1) pts.
SAG as a % of Revenue	18.7%	19.6%	0.9 pts.

Operating Margin (1)	10.4%	9.4%	1.0 pts.

Pre-tax income margin	6.9%	6.3%	0.6 pts.

Operating Margin

Fourth quarter 2014 operating margin1 of 10.4% increased 1.0-percentage point as compared to fourth quarter 2013, driven by a 0.8-percentage point improvement in operating expenses as a percent of revenue and a modest improvement in gross margin of 0.1-percentage point. The operating margin improvement reflects restructuring and productivity improvements, continued benefits from currency on yen based purchases and lower bad debt expense, partially offset by a higher mix of Services. As anticipated, operating margin also benefitted from lower year-over-year pension expense and settlement losses (collectively referred to as “pension expense”). As previously communicated, we are anticipating that pension expense will increase in 2015 as a result of changes in the discount rate and the estimated impact on settlement losses.

Gross Margin

Gross margin of 32.1% increased 0.1-percentage point as compared to fourth quarter 2013. Document Technology gross margin increased 2.0-percentage points and Services gross margin was flat year-over-year. These impacts combined with the higher proportion of our revenue from Services (which historically has a lower gross margin) resulted in only a modest overall gross margin improvement.

Additional analysis of the change in gross margin for each business segment is included in the “Segment Review” section.

Research, Development and Engineering Expenses (RD&E)

Fourth quarter 2014 RD&E as a percentage of revenue of 3.0% increased 0.1-percentage point from fourth quarter 2013. Benefits from the higher mix of Services revenue (which historically has lower RD&E as a percentage of revenue) and restructuring and productivity improvements were offset by increased investments in Services RD&E and the total company revenue decline.

RD&E of $150 million was $3 million lower than fourth quarter 2013, reflecting the impact of restructuring and productivity improvements which were partially offset by increased investments in Services RD&E. Innovation at Xerox is a core strength, and we continue to invest at levels that enhance our competitiveness, particularly in Services, color and software. R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (SAG)

SAG as a percentage of revenue of 18.7% decreased 0.9-percentage point from fourth quarter 2013. The decrease was driven by the higher mix of Services revenue (which historically has lower SAG as a percentage of revenue), lower pension and bad debt expenses and restructuring and productivity improvements. The net reduction in SAG spending exceeded the overall revenue decline on a percentage basis.

SAG of $942 million was $81 million lower than fourth quarter 2013. This includes a $17 million favorable impact from currency for the quarter. SAG expenses reflect the following:

—	$31 million decrease in selling expenses.
—	$12 million decrease in general and administrative expenses.
—	$38 million decrease in bad debt expense reflecting the favorable trend in write-offs experienced throughout the year. Full year 2014 bad debt expense remained less than one percent of receivables.

Restructuring and Asset Impairment Charges

During fourth quarter 2014, we recorded net restructuring and asset impairment charges of $36 million, which includes $45 million of severance costs related to headcount reductions of approximately 700 employees worldwide and $1 million of lease cancellation costs. These costs were partially offset by $10 million of net reversals for changes in estimated reserves from prior period initiatives.

During fourth quarter 2013, we recorded net restructuring and asset impairment charges of $55 million, which included $63 million of severance costs related to headcount reductions of approximately 1,600 employees worldwide and $2 million of lease cancellations. These costs were partially offset by $10 million of net reversals for changes in estimated reserves from prior period initiatives.

The restructuring reserve balance as of December 31, 2014 for all programs was $95 million, of which $92 million is expected to be spent over the next twelve months.

In first quarter 2015, we expect to incur additional restructuring charges of approximately $0.02 per diluted share for actions and initiatives that have not yet been finalized.

Worldwide Employment

Worldwide employment of approximately 147,500 as of December 31, 2014 increased by approximately 4,400 from December 31, 2013, due primarily to the impact of acquisitions and seasonal fluctuations in Services, partially offset by restructuring actions and productivity improvements. Total headcount includes approximately 9,800 employees who are expected to transfer to Atos upon closure of the sale of our ITO business.

Other Expenses, Net

	Three Months Ended
	December 31,
(in millions)	2014	2013

Non-financing interest expense	$58	$59
Interest income	(3)	(2)
Gains on sales of businesses and assets	(10)	(30)
Currency losses / (gains), net	5	(1)
Litigation matters	(3)	3
Loss on sales of accounts receivables	3	4
Deferred compensation investment gains	(1)	(4)
All other expenses, net	8	4

Total Other Expenses, Net	$57	$33

Non-financing interest expense

Fourth quarter 2014 non-financing interest expense of $58 million was $1 million lower than fourth quarter 2013. When combined with financing interest expense (cost of financing), total company interest expense declined by $6 million from fourth quarter 2013, driven by a lower average debt balance and lower average cost of debt.

Currency losses / (gains), net

Fourth quarter 2014 currency losses are primarily related to significant volatility in exchange rates in the Eurasian market.

Gains on sales of businesses and assets

Fourth quarter 2014 gains on sales of businesses and assets is primarily comprised of a gain on the sale of a surplus property in Latin America.

Fourth quarter 2013 gains on sales of businesses and assets was primarily comprised of a gain on the sale of a portion of our Wilsonville, Oregon product design, engineering and chemistry group and related assets.

Litigation matters

Fourth quarter 2014 litigation matters reflects the favorable resolution of our securities litigation matter mostly offset by additional reserves for other litigation matters.

Income Taxes

Fourth quarter 2014 effective tax rate was 22.4%. On an adjusted basis1, fourth quarter 2014 tax rate was 25.3%, which was lower than the U.S. statutory tax rate primarily due to relatively equal benefits from the reversal of a valuation allowance on deferred tax assets associated with capital losses, the retroactive impact from the U.S. Tax Increase Prevention Act of 2014 and the geographical mix of profits.

Fourth quarter 2013 effective tax rate was 20.6%. On an adjusted basis1, fourth quarter 2013 tax rate was 23.9%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from actual and anticipated dividends from our foreign subsidiaries.

Xerox operations are widely dispersed. The statutory tax rate in most non-U.S. jurisdictions is lower than the combined U.S. and state tax rate. The amount of income subject to these lower foreign rates relative to the amount of U.S. income will impact our effective tax rate. However, no one country outside of the U.S. is a significant factor to our overall effective tax rate. Certain foreign income is subject to U.S. tax net of any available foreign tax credits. Our full year effective tax rate includes a benefit of approximately 10-percentage points from these non-U.S. operations, which is comparable to 2013.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. Excluding the effects of intangibles amortization, we anticipate that our effective tax rate for first quarter and full year 2015 will be approximately 25% to 27%.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. Fourth quarter 2014 equity income was $41 million, a decrease of $2 million compared to fourth quarter 2013. Fourth quarter 2013 equity income includes $1 million of charges related to our share of Fuji Xerox after-tax restructuring. There were no restructuring charges for fourth quarter 2014.

Net Income

Fourth quarter 2014 net income from continuing operations attributable to Xerox was $305 million, or $0.26 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $357 million, or $0.31 per diluted share. Fourth quarter 2014 adjustments to net income reflect the amortization of intangible assets.

Fourth quarter 2013 net income from continuing operations attributable to Xerox was $297 million, or $0.23 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $344 million, or $0.27 per diluted share. Fourth quarter 2013 adjustments to net income reflect the amortization of intangible assets.

The Net Income and EPS reconciliation table in the Non-GAAP Financial Measures section contains the Fourth quarter adjustments to net income.

The calculations of basic and diluted earnings per share are included as Appendix I. See Non-GAAP financial measures for calculation of adjusted EPS.

Discontinued Operations

Information Technology Outsourcing (ITO):

In December 2014, we announced a definitive agreement to sell our ITO business to Atos for $1.05 billion. The final sales price is subject to closing adjustments with additional consideration of $50 million contingent on the condition of certain assets at closing. We expect net after-tax proceeds from the transaction of approximately $850 million. The transaction is subject to customary closing conditions and regulatory approval and is expected to close in the first half of 2015. Our ITO business includes approximately 9,800 employees in 45 countries. As part of the transaction, Atos will provide IT services for certain of our existing BPO customers as well as a portion of our internal IT requirements.

As a result of this pending transaction and having met applicable accounting requirements, in fourth quarter 2014 we reported the ITO business (“disposal group”) as held for sale and a Discontinued Operation and reclassified its results from the Services segment to Discontinued Operations. All prior periods have accordingly been reclassified to conform to this presentation. This represents the reclassification of $327 million in third-party Services segment revenue and $25 million in Services segment profit for fourth quarter 2014, and $1.3 billion in third-party Services segment revenue and $107 million in Services segment profit for full year 2014.

In fourth quarter 2014, we also recorded a net pre-tax loss of $181 million related to the pending sale, reflecting the write-down of the carrying value of the ITO disposal group, inclusive of goodwill, to its estimated fair value less costs to sell. Discontinued Operations will likely include additional charges prior to the closing of the transaction. In addition, upon final disposal of the business, we expect to record additional tax expense of approximately $75 million within Discontinued Operations primarily related to the difference between the book basis and tax basis of allocated goodwill. All of the assets and liabilities of the ITO business are reported as held for sale at December 31, 2014 and are included in Assets and Liabilities of Discontinued Operations, respectively, in the Consolidated Balance Sheet at December 31, 2014.

Other Discontinued Operations:

During third quarter 2014, we completed the closure of Xerox Audio Visual Solutions, Inc. (XAV), a small audio visual business within our Global Imaging Systems subsidiary, and recorded a net pre-tax loss on disposal of $1 million. XAV provided audio visual equipment and services to enterprise and government customers. As a result of this closure, we reported XAV as a Discontinued Operation and reclassified its results from the Other segment to Discontinued Operations in third quarter 2014.

In May 2014, we sold our Truckload Management Services, Inc. (TMS) business for $15 million and recorded a net pre-tax loss on disposal of $1 million. TMS provided document capture and submission solutions as well as campaign management, media buying and digital marketing services to the long haul trucking and transportation industry. As a result of this transaction, we reported TMS as a Discontinued Operation and reclassified its results from the Services segment to Discontinued Operations in second quarter 2014.

In 2013, in connection with our decision to exit from the Paper distribution business, we completed the sale of our North American and European Paper businesses. As a result of these transactions, we reported these paper-related operations as Discontinued Operations and reclassified the results from the Other segment to Discontinued Operations in 2013. We recorded a net pre-tax loss on disposal of $25 million in 2013 and a $1 million net income adjustment in 2014 to Discontinued Operations for the disposition of these businesses.

Summarized financial information for our Discontinued Operations is as follows:

	Three Months Ended December 31,
	2014			2013
(in millions)	ITO	Other	Total	ITO	Other	Total
Revenues	$327	$-	$327	$341	$55	$396

Income (loss) from operations (1)	$16	$-	$16	$21	$(2)	$19
Loss on disposal	(181)	-	(181)	-	(2)	(2)

Net (loss) income before income taxes	(165)	-	(165)	21	(4)	17
Income tax benefit (expense)	16	-	16	(7)	(1)	(8)

(Loss) income from discontinued operations, net of tax	$(149)	$-	$(149)	$14	$(5)	$9

Diluted (loss) earnings per share from discontinued operations			$(0.13)			$0.01

Total diluted earnings per share, inclusive of discontinued operations			$0.13			$0.24

	Year Ended December 31,
	2014			2013
(in millions)	ITO	Other	Total	ITO	Other	Total
Revenues	$1,320	$45	$1,365	$1,335	$496	$1,831

Income (loss) from operations (2)	$74	$(1)	$73	$70	$3	$73
Loss on disposal	(181)	(1)	(182)	-	(25)	(25)

Net (loss) income before income taxes	(107)	(2)	(109)	70	(22)	48
Income tax benefit (expense)	(5)	(1)	(6)	(24)	(4)	(28)

(Loss) income from discontinued operations, net of tax	$(112)	$(3)	$(115)	$46	$(26)	$20

Diluted (loss) earnings per share from discontinued operations			$(0.09)			$0.02

Total diluted earnings per share, inclusive of discontinued operations			$0.81			$0.91

(1)	ITO Income from operations for both the 2014 and 2013 fourth quarters includes intangible amortization and other expenses of approximately $9 million.
(2)	ITO Income from operations for the full-year 2014 and 2013 includes intangible amortization and other expenses of approximately $33 million and $31 million, respectively.

Segment Review

	Three Months Ended December 31,
(in millions)	Equipment Sales Revenue	Annuity Revenue	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2014
Services	$135	$2,590	$2,725	54%	$268	9.8%
Document Technology	693	1,466	2,159	43%	310	14.4%
Other	32	117	149	3%	(65)	(43.6%)

Total	$860	$4,173	$5,033	100%	$513	10.2%

2013
Services	$146	$2,540	$2,686	52%	$261	9.7%
Document Technology	790	1,561	2,351	45%	273	11.6%
Other	33	137	170	3%	(34)	(20.0%)

Total	$969	$4,238	$5,207	100%	$500	9.6%

Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services

Our Services segment comprises two service offerings: Business Process Outsourcing (BPO) and Document Outsourcing (DO).

Services Revenue Breakdown:

	Three Months Ended December 31,
(in millions)	2014	2013	Change

Business Processing Outsourcing	$1,877	$1,824	3%
Document Outsourcing	874	889	(2%)
Less: Intra-Segment Eliminations	(26)	(27)	(4%)

Total Revenue - Services	$2,725	$2,686	1%

Note: The above table has been revised to reflect the reclassification of the ITO business to Discontinued Operations. Additionally, 2013 BPO revenues have been revised to conform to the 2014 presentation of revenues.

Revenue

Fourth quarter 2014 Services revenue of $2,725 million was 54% of total revenue and increased 1% from fourth quarter 2013, with a 2-percentage point negative impact from currency.

—	BPO revenue increased 3%, with a 1-percentage point negative impact from currency, and represented 68% of total Services revenue. Increased growth from acquisitions along with organic growth in several lines of business were partially offset by the anticipated declines in the student loan business and the Texas Medicaid contract termination, which combined had a 3.7-percentage point negative impact on BPO revenue growth in the quarter and a 2.5-percentage point negative impact on total Services revenue. These negative year-over-year impacts will end in the second half of 2015.

¡	In fourth quarter 2014, BPO revenue mix across the major business areas was as follows: Commercial – 45%; Government and Transportation – 25%; Commercial Healthcare – 18%; and Government Healthcare – 12%.

—	DO revenue decreased 2%, with a 3-percentage point negative impact from currency, and represented 32% of total Services revenue. Growth in the partner print services offerings was partially offset by declines in Europe and other markets due to contract run-off and new contract ramp timing.

Segment Margin

Fourth quarter 2014 Services segment margin of 9.8% increased by 0.1-percentage point from fourth quarter 2013, driven by flat gross margin and lower SAG partially offset by increased RD&E. Operating Margins improved across several BPO lines of business. Productivity improvements and restructuring benefits were partially offset by continued higher but improving expenses associated with our government healthcare Medicaid platform, higher compensation and benefit expenses and price declines that were consistent with prior periods.

Metrics

Pipeline

Our total Services sales pipeline declined 5% over fourth quarter 2013. The pipeline has been adjusted to remove the ITO business and to reflect the realignment of our Services go-to-market resources into industry focused business groups. Additionally, the pipeline qualification criteria has been revised. The sales pipeline includes the Total Contract Value (“TCV”) of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million.

Signings

Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Fourth quarter 2014 Services signings were $3.2 billion in TCV.

—	BPO signings of $2.2 billion TCV
—	DO signings of $1.0 billion TCV

Signings increased 20% versus fourth quarter 2013. The increase was driven by higher new business signings in DO and higher renewal signings in both DO and BPO. Signings on a trailing twelve month (“TTM”) basis decreased 13% in relation to the comparable prior year period. New business annual recurring revenue (“ARR”) and non-recurring revenue (“NRR”) decreased 27% from fourth quarter 2013 and decreased 13% on a TTM basis. The above DO signings amount does not include signings from our partner print services offerings.

Note: TCV is the estimated total contractual revenue related to future contracts in the pipeline or signed contracts, as applicable.

Renewal rate (for BPO)

Renewal rate is defined as the ARR on contracts that are renewed during the period as a percentage of ARR on all contracts on which a renewal decision was made during the period. Fourth quarter 2014 contract renewal rate for BPO contracts was 93%, which was moderately above our target range of 85%-90%. Total renewal decision value increased significantly versus fourth quarter 2013.

Document Technology

Our Document Technology segment includes the sale of products and supplies, as well as the associated maintenance and financing of those products.

Document Technology Revenue Breakdown:

	Three Months Ended
	December 31,
(in millions)	2014	2013	Change

Equipment sales	$693	$790	(12%)
Annuity revenue	1,466	1,561	(6%)

Total Revenue	$2,159	$2,351	(8%)

Fourth quarter 2014 Document Technology revenue of $2,159 million decreased 8% from fourth quarter 2013, with a 2-percentage point negative impact from currency. Document Technology revenues exclude Document Outsourcing. Inclusive of Document Outsourcing, fourth quarter 2014 aggregate document-related revenue decreased 6% from fourth quarter 2013, with a 2-percentage point negative impact from currency. Document Technology segment revenue results included the following:

—	Equipment sales revenue decreased 12% from fourth quarter 2013, with a 2-percentage point negative impact from currency. The decrease in equipment sales reflects lower sales in Eurasia due to economic instability, timing of large account sales, the continued migration of customers to the growing partner print services offering (included in the Services segment), which impacts both the entry and mid-range products, overall price declines that were within our historical range of 5% to 10% as well as weakness in entry products primarily due to product launch timing.
—	Annuity revenue decreased 6% from fourth quarter 2013, with a 2-percentage point negative impact from currency. The overall decrease in Financing revenue from fourth quarter 2013 contributed 2-percentage points to the Annuity revenue decline and over 1-percentage point to the overall Document Technology revenue decline. The Financing revenue decrease reflects a $15 million gain from the sale of finance receivables in fourth quarter 2013 and a lower finance receivables balance due to lower originations and prior finance receivables sales. The remainder of the decrease in Annuity revenue reflects, a modest decline in total pages and continued migration of customers to our partner print services offering (included in our Services segment) partially offset by benefits from improved supplies demand and prior year channel inventory reductions.

Document Technology revenue mix was 56% mid-range, 25% high-end and 19% entry, consistent with recent quarters.

Segment Margin

Fourth quarter 2014 Document Technology segment margin of 14.4% increased 2.8-percentage points from fourth quarter 2013, including a 2.0-percentage point increase in gross margin. The gross margin improvement reflects lower pension expense, currency benefit on yen based purchases, restructuring and cost initiative savings, and favorable revenue mix that more than offset price declines and the impact of the prior year finance receivable sale gain. SAG decreased as a percent of revenue, as lower pension and bad debt expense and benefits from restructuring and productivity improvements more than offset the impact of overall lower revenues.

Total Installs (Document Technology and Document Outsourcing2)

Install activity includes Document Outsourcing and Xerox-branded products shipped to Global Imaging Systems. Detail by product group (see Appendix II) is shown below:

Entry

We launched a total of twelve new Entry products in 2014, with a majority of them not available until late in the third and early in the fourth quarter. The benefits of these launches and other Entry go-to-market investments are still ramping, and trends in color printers and multifunction devices are improving. Higher declines in Eurasia due to economic instability are partially offsetting these improvements.

—	9% increase in color printers.
—	9% decrease in color multifunction devices.
—	25% decrease in black-and-white multifunction devices.

Mid-Range

—	1% decrease in mid-range color is consistent with recent quarters and reflects impacts from large account sales timing and timing of benefits from newly launched entry production devices.
—	8% decrease in mid-range black-and-white is consistent with recent quarters and reflects overall market declines.

High-End

—	12% increase in high-end color systems. Excluding Fuji Xerox digital front-end sales, high-end color installs increased 7%, with growth driven primarily by the new Versant product and iGen.
—	19% decrease in high-end black-and-white systems reflects the overall market dynamics in this segment.

Other

Revenue

Fourth quarter 2014 Other revenue of $149 million decreased 12% from fourth quarter 2013, with a negative 1-percentage point impact from currency. The decrease is due primarily to lower licensing and patent sale revenues. Total paper revenue (all within developing markets) comprised approximately one-third of Other segment revenue in the quarter.

Segment Loss

Fourth quarter 2014 Other segment loss of $65 million increased $31 million from fourth quarter 2013, primarily driven by the lower licensing and patent sale revenues and lower gains on sales of businesses and assets. Non-financing interest expense as well as all Other expenses, net (excluding Deferred compensation investment gains) are reported within the Other segment.

Notes:

(1)See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)Revenue from Document Outsourcing installations is reported in the Services segment.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended December 31, 2014 and 2013:

	Three Months Ended December 31,

(in millions)	2014	2013	Change

Net cash provided by operating activities	$857	$968	$(111)
Net cash used in investing activities	(129)	(53)	(76)
Net cash used in financing activities	(297)	(100)	(197)
Effect of exchange rate changes on cash and cash equivalents	(35)	1	(36)

Increase in cash and cash equivalents	396	816	(420)
Cash and cash equivalents at beginning of period	1,015	948	67

Cash and Cash Equivalents at End of Period	$1,411	$1,764	$(353)

Cash Flows from Operating Activities

Net cash provided by operating activities was $857 million in fourth quarter 2014. The $111 million decrease in operating cash from fourth quarter 2013 was primarily due to the following:

—	$180 million decrease from finance receivables primarily related to the impact from prior period sales of receivables partially offset by higher net run-off. See Sales of Finance Receivables for further discussion.
—	$29 million decrease from inventories primarily due to the timing of inventory purchases.
—	$59 million increase from accounts receivable primarily due to the timing of collections partially offset by the impact from the sales of receivables.
—	$17 million increase from lower installs of equipment on operating leases.

Cash Flows from Investing Activities

Net cash used in investing activities was $129 million in fourth quarter 2014. The $76 million increase in the use of cash from fourth quarter 2013 was primarily due to the following:

—	$34 million increase in acquisitions. Fourth quarter 2014 acquisitions included two businesses acquired by our Document Technology segment.
—	$23 million increase primarily due to lower proceeds from the sale of assets. Fourth quarter 2013 included proceeds from the sale of portions of our Wilsonville, Oregon operation and related assets.

Cash Flows from Financing Activities

Net cash used in financing activities was $297 million in fourth quarter 2014. The $197 million increase in the use of cash from fourth quarter 2013 was primarily due to the following:

—	$337 million increase from net debt activity. Fourth quarter 2014 reflects an increase of $150 million in Commercial Paper as compared to proceeds of $500 million from the issuance of Senior Notes in the fourth quarter 2013.
—	$23 million increase due to higher distributions to noncontrolling interests.
—	$22 million increase due to lower proceeds from the issuance of common stock under our stock option plans.
—	$183 million decrease in share repurchases due to 2014 repurchases being executed more consistently throughout the year.

Customer Financing Activities

The following represents our Total finance assets, net associated with our lease and finance operations:

(in millions)	December 31, 2014	December 31, 2013

Total Finance receivables, net (1)	$4,254	$4,530
Equipment on operating leases, net	525	559

Total Finance Assets, net (2)	$4,779	$5,089

(1) Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2) Change from December 31, 2013 includes a decrease of $282 million due to currency across all Finance Assets.

The following summarizes our debt:

(in millions)	December 31, 2014	December 31, 2013

Principal debt balance(1)	$7,722	$7,979
Net unamortized discount	(54)	(58)
Fair value adjustments(2)
- terminated swaps	68	100
- current swaps	5	-

Total Debt	$7,741	$8,021

(1) Includes Notes Payable of $1 million and Commercial Paper of $150 million as of December 31, 2014, and Notes Payable of $5 million and Commercial Paper of $0 as of December 31, 2013.

(2) Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.

Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

	December 31,	December 31,
(in millions)	2014	2013
Financing Debt(1)	$4,182	$4,453
Core Debt	3,559	3,568

Total Debt	$7,741	$8,021

(1) Financing Debt includes $3,722 million and $3,964 million as of December 31, 2014 and December 31, 2013, respectively, of debt associated with Total Finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivable

Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell certain accounts receivable without recourse to third-parties. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales for the periods presented were as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2014	2013	2014	2013

Accounts receivable sales	$662	$814	$2,906	$3,401
Deferred proceeds	73	102	387	486
Loss on sales of accounts receivable	3	4	15	17
Estimated decrease to operating cash flows (1)	(23)	(13)	(68)	(55)

(1) Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Sales of Finance Receivables

In the fourth and third quarters of 2013 and 2012, we transferred our entire interest in certain groups of lease finance receivables to third-party entities. The transfers were accounted for as sales and resulted in the de-recognition of lease receivables with a net carrying value of $676 million in 2013 and $682 million in 2012, and associated pre-tax gains of $40 million and $44 million, respectively. In 2013, the pre-tax gains were $15 million in the fourth quarter and $25 million in the third quarter. We continue to service the sold receivables and record servicing fee income over the expected life of the associated receivables.

The net impact on operating cash flows from these transactions for the periods presented is summarized below:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2014	2013	2014	2013

Net cash received for sales of finance receivables (1)	$-	$247	$-	$631
Impact from prior sales of finance receivables (2)	(116)	(134)	(527)	(392)
Collections on beneficial interest	20	15	94	58

Estimated (decrease) increase to operating cash flows	$(96)	$128	$(433)	$297

(1) Net of beneficial interest, fees and expenses.

(2) Represents cash that would have been collected if we had not sold finance receivables.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; service interruptions; interest rates, cost of borrowing and access to credit markets; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014 and our 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

On December 18, 2014, Xerox Corporation announced that it had entered into an agreement to sell its Information Technology Outsourcing (ITO) business to Atos. The transaction is subject to customary closing conditions and regulatory approval and is expected to close in the first half of 2015. As a result of the pending sale of the ITO business and having met applicable accounting requirements, Xerox will report the ITO business as a discontinued operation. The forward looking statements contained in this release are subject to the risk that the sale of the ITO business may not occur on the terms, within the time and/or in the manner as previously disclosed, if at all.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2014 fourth quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Adjusted Earnings Measures

To better understand the trends in our business, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of certain items as well as their related income tax effects.

—	Net income and Earnings per share (EPS)
—	Effective tax rate

In 2014 and 2013 we adjusted for the amortization of intangible assets. The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

We also calculate and utilize an Operating income and margin earnings measure by adjusting our pre-tax income and margin amounts to exclude certain items. In addition to the amortization of intangible assets, operating income and margin also exclude Other expenses, net as well as Restructuring and asset impairment charges. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees pursuant to formal restructuring and workforce reduction plans. Such charges are expected to yield future benefits and savings with respect to our operational performance. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Free Cash Flow

To better understand trends in our business, we believe that it is helpful to adjust cash flows from operations to exclude amounts for capital expenditures including internal use software. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase. It is also used to measure our yield on market capitalization.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended		Three Months Ended
	December 31, 2014		December 31, 2013
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$305	$0.26	$297	$0.23

Adjustments:
Amortization of intangible assets	52	0.05	47	0.04

Adjusted	$357	$0.31	$344	$0.27

Weighted average shares for adjusted EPS(2)		1,171		1,261
Fully diluted shares at end of period(3)		1,159

	Year Ended		Year Ended
	December 31, 2014		December 31, 2013
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$1,084	$0.90	$1,139	$0.89

Adjustments:
Amortization of intangible assets	196	0.17	189	0.15

Adjusted	$1,280	$1.07	$1,328	$1.04

Weighted average shares for adjusted EPS(2)		1,199		1,274
Fully diluted shares at end of period(3)		1,159

(1) Net Income and EPS from continuing operations attributable to Xerox.

(2) Average shares for the calculation of adjusted EPS include 27 million of shares associated with the Series A convertible preferred stock and therefore the related quarterly dividend was excluded.

(3) Represents common shares outstanding at December 31, 2014 as well as shares associated with our Series A convertible preferred stock plus dilutive potential common shares as used for the calculation of diluted earnings per share in fourth quarter 2014.

Guidance:

Earnings Per Share
	Q1 2015	FY 2015

GAAP EPS from Continuing Operations	$0.16 - $0.18	$0.83 - $0.89

Adjustments:

Amortization of intangible assets	0.04	0.17

Adjusted EPS	$0.20 - $0.22	$1.00 - $1.06

Note: GAAP and Adjusted EPS guidance includes anticipated restructuring

(in billions)	Free Cash Flow FY 2015
Cash Flow from Operations	$1.7 - $1.9

CAPEX	0.4

Free Cash Flow	$1.3 - $1.5

Effective Tax reconciliation:

	Three Months Ended			Three Months Ended
	December 31, 2014			December 31, 2013
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate

Reported(1)	$348	$78	22.4%	$326	$67	20.6%

Adjustments:
Amortization of intangible assets	83	31		76	29

Adjusted	$431	$109	25.3%	$402	$96	23.9%

	Year Ended			Year Ended
	December 31, 2014			December 31, 2013
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate

Reported(1)	$1,206	$259	21.5%	$1,243	$253	20.4%

Adjustments:
Amortization of intangible assets	315	119		305	116

Adjusted	$1,521	$378	24.9%	$1,548	$369	23.8%

(1) Pre-Tax Income and Income Tax Expense from continuing operations attributable to Xerox.

Operating Income / Margin reconciliation:

	Three Months Ended			Three Months Ended
	December 31, 2014			December 31, 2013
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income(1)	$348	$5,033	6.9%	$326	$5,207	6.3%

Adjustments:
Amortization of intangible assets	83			76
Xerox restructuring charge	36			55
Other expenses, net	57			33

Adjusted Operating	$524	$5,033	10.4%	$490	$5,207	9.4%
Equity in net income of unconsolidated affiliates	41			43
Business transformation costs	5			-
Fuji Xerox restructuring charge	-			1
Other expenses, net*	(57)			(34)

Segment Profit/Revenue	$513	$5,033	10.2%	$500	$5,207	9.6%

	Year Ended			Year Ended
	December 31, 2014			December 31, 2013
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income(1)	$1,206	$19,540	6.2%	$1,243	$20,006	6.2%

Adjustments:
Amortization of intangible assets	315			305
Xerox restructuring charge	128			115
Other expenses, net	232			146

Adjusted Operating	$1,881	$19,540	9.6%	$1,809	$20,006	9.0%
Equity in net income of unconsolidated affiliates	160			169
Business transformation costs	21			-
Fuji Xerox restructuring charge	3			9
Litigation matters	-			(37)
Other expenses, net*	(232)			(148)

Segment Profit/Revenue	$1,833	$19,540	9.4%	$1,802	$20,006	9.0%

* Includes rounding adjustments.

(1) Profit and Revenue from continuing operations attributable to Xerox.

APPENDIX I

Xerox Corporation

Earnings per Common Share

(in millions, except per share data. Shares in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Basic Earnings (Loss) per Share:
Net income from continuing operations attributable to Xerox	$305	$297	$1,084	$1,139
Accrued Dividends on preferred stock	(6)	(6)	(24)	(24)

Adjusted net income from continuing operations available to common shareholders	$299	$291	$1,060	$1,115
Net (loss) income from discontinued operations attributable to Xerox	(149)	9	(115)	20

Adjusted net income available to common shareholders	$150	$300	$945	$1,135

Weighted average common shares outstanding	1,128,502	1,213,670	1,154,365	1,225,486

Basic Earnings (Loss) per Share:
Continuing Operations	$0.26	$0.24	$0.92	$0.91
Discontinued Operations	(0.13)	0.01	(0.10)	0.02

Total	$0.13	$0.25	$0.82	$0.93

Diluted Earnings (Loss) per Share:

Net income from continuing operations attributable to Xerox	$305	$297	$1,084	$1,139
Accrued Dividends on preferred stock	-	-	-	-
Interest on Convertible Securities, net	-	-	-	1

Adjusted net income from continuing operations available to common shareholders	$305	$297	$1,084	$1,140
Net (loss) income from discontinued operations attributable to Xerox	(149)	9	(115)	20

Adjusted net income available to common shareholders	$156	$306	$969	$1,160

Weighted average common shares outstanding	1,128,502	1,213,670	1,154,365	1,225,486
Common shares issuable with respect to:
Stock options	2,378	4,458	2,976	5,401
Restricted stock and performance shares	12,985	13,965	14,256	13,931
Convertible preferred stock	26,966	26,966	26,966	26,966
Convertible securities	-	1,494	-	1,743

Adjusted weighted average common shares outstanding	1,170,831	1,260,553	1,198,563	1,273,527

Diluted Earnings (Loss) per Share:
Continuing Operations	$0.26	$0.23	$0.90	$0.89
Discontinued Operations	(0.13)	0.01	(0.09)	0.02

Total	$0.13	$0.24	$0.81	$0.91

The following securities were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive (shares in thousands):
Stock options	3,737	9,741	3,139	8,798
Restricted stock and performance shares	19,258	12,377	17,987	12,411
Convertible preferred stock	-	-	-	-
Convertible Securities	-	-	-	-

	22,995	22,118	21,126	21,209

Dividends per Common Share	$0.0625	$0.0575	$0.2500	$0.2300

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended December 31,
(in millions)	2014	2013
Segment Profit	$513	$500
Reconciling items:

Restructuring and related costs ¹	(41)	(55)
Restructuring charges of Fuji Xerox	-	(1)
Amortization of intangible assets	(83)	(76)
Litigation matters	-	-
Equity in net income of unconsolidated affiliates	(41)	(43)
Other	-	1

Pre-Tax Income	$348	$326

¹ Q4 2014 Restructuring and asset impairment charges of $36 and business transformation costs (“BTC”) of $5.

Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Document Technology and Other.

Services:

The Services segment comprises two service offerings:

▪	Business Process Outsourcing.
▪	Document Outsourcing, which includes Managed Print Services, Central Print Services and revenues from our partner print services offerings.

Document Technology:

The Document Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

▪	“Entry”, which includes A4 devices and desktop printers.
▪	“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.
▪	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:	The Other segment includes paper sales in our developing market countries, Wide Format Systems, licensing revenue, Global Imaging network integration solutions and electronic presentation systems and non-allocated corporate items including non-financing interest and other items included in Other expenses, net.

APPENDIX III

Xerox Corporation

Discontinued Operations Restatement Summary

Detailed below are the revised results for the Services, Document Technology, Other and Total Segment by quarter for 2014 and 2013 as a result of the pending sale of the ITO business and presentation of this business as a Discontinued Operation. Segment profit for Document Technology and Other were impacted by the ITO reclassification from the minor reallocation of expenses as well as rounding adjustments. The entire revised income statement for these periods can be found in the financial model included on our website at http://news.xerox.com/investors/materials.

(in millions)	2013					2014
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q3 YTD

Revenues
Services	$2,584	$2,613	$2,596	$2,686	$10,479	$2,585	$2,651	$2,623	$7,859
Document Technology	2,135	2,263	2,159	2,351	8,908	2,044	2,126	2,029	6,199
Other	138	166	145	170	619	142	164	143	449

Total Revenues	$4,857	$5,042	$4,900	$5,207	$20,006	$4,771	$4,941	$4,795	$14,507

Segment Profit (Loss)
Services	$ 250	$ 276	$ 268	$ 261	$ 1,055	$ 222	$ 226	$ 240	$ 688
Document Technology	186	245	260	273	964	249	306	284	839
Other	(68)	(61)	(54)	(34)	(217)	(50)	(75)	(82)	(207)

Segment Profit (Loss)	$ 368	$ 460	$ 474	$ 500	$ 1,802	$ 421	$ 457	$ 442	$ 1,320

Segment Margin
Services	9.7%	10.6%	10.3%	9.7%	10.1%	8.6%	8.5%	9.1%	8.8%
Document Technology	8.7%	10.8%	12.0%	11.6%	10.8%	12.2%	14.4%	14.0%	13.5%
Other	(49.3%)	(36.7%)	(37.2%)	(20.0%)	(35.1%)	(35.2%)	(45.7%)	(57.3%)	(46.1%)

Segment Margin	7.6%	9.1%	9.7%	9.6%	9.0%	8.8%	9.2%	9.2%	9.1%